UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):           May 23, 2011
Graco Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88-11th Avenue Northeast
Minneapolis, Minnesota		55413

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code      (612) 623-6000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 23, 2011, Graco Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with U.S. Bank National Association, as administrative agent (the “Agent”) and a lender, certain other lenders, and other banks from time to time party thereto. The Credit Agreement provides the Company and certain of its subsidiaries access to a $450 million unsecured revolving credit facility until May 23, 2016. The size of the credit facility may be increased by up to $150 million upon exercise of an accordion feature. Borrowings under the Credit Agreement may be denominated in U.S. Dollars or certain other currencies. Outstanding loans in currencies other than U.S. Dollars cannot exceed $200 million in the aggregate.
     Although the Credit Agreement has been entered into, the Company may not obtain any loans thereunder until certain conditions are met, including the closing of the acquisition of the operations of the finishing businesses of Illinois Tool Works Inc. and ITW Finishing LLC (the “Finishing Group Acquisition”) and the Company receiving not less than $75 million in proceeds from the issuance of additional senior notes. As announced previously, the Finishing Group Acquisition is expected to close in the third quarter of 2011, pending regulatory reviews and other customary conditions. Proceeds of the first loan under the Credit Agreement may be used to fund the Finishing Group Acquisition. The Company’s existing credit agreement with the Agent remains in effect pending the first loan under this Credit Agreement.
     Loans denominated in U.S. Dollars may bear interest, at the Company’s option, at either a base rate or a LIBOR-based rate. Loans denominated in currencies other than U.S. Dollars will bear interest at a LIBOR-based rate. The base rate is an annual rate equal to a margin ranging from 0.00% to 1.00%, depending on the Company’s cash flow leverage ratio, plus the highest of (i) the rate of interest from time to time announced by the Agent as its prime rate, (ii) the federal funds effective rate plus 0.50%, or (iii) one-month a LIBOR plus 1.50%. In general, LIBOR-based loans bear interest at a rate per annum equal to LIBOR, plus a margin ranging from 1.00% to 2.00%, depending on the Company’s cash flow leverage ratio.
     In addition to paying interest on the outstanding loans, the Company is required to pay a facility fee on the full amount of the loan commitments (whether used or unused) beginning on the date when the Company obtains any loans under the Credit Agreement at a rate per annum ranging from 0.15% to 0.40%, depending on the Company’s cash flow leverage ratio.
     The Credit Agreement contains customary representations, warranties, covenants and events of default, including but not limited to covenants restricting the Company’s and its subsidiaries’ ability to (i) merge or consolidate with another entity, (ii) sell, transfer, lease or convey their assets, (iii) make any material change in the nature of the core business of the Company, (iv) make certain investments, or (v) incur secured indebtedness. The Credit Agreement also requires the Company to maintain a cash flow leverage ratio of not more than 3.25 to 1.00 (unless a significant acquisition has been consummated, in which case, not more than 3.75 to 1.00 during the four fiscal quarter period beginning with the quarter in which such acquisition occurs) and an interest coverage ratio of not less than 3.00 to 1.00 (unless a significant acquisition has been consummated, in which case, not less than 2.50 to 1.00 during the four fiscal quarter period beginning with the quarter in which such acquisition occurs). A change in control of the Company will constitute an event of default under the Credit Agreement.
     The full terms and conditions of the credit facility are set forth in the Credit Agreement. A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein.
Item 9.01.  Financial Statements and Exhibits.
(d)	Exhibits
10.1 Credit Agreement, dated May 23, 2011, among Graco Inc., the borrowing subsidiaries from time to time party thereto, the banks from time to time party thereto and U.S. Bank National Association, as administrative agent.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRACO INC.
By	/s/ Karen Park Gallivan
Karen Park Gallivan
Vice President, General Counsel and Secretary

Date: May 26, 2011

EXHIBIT INDEX

Method
Exhibit	Description	of Filing

10.1
Credit Agreement, dated May 23, 2011, among Graco Inc., the borrowing subsidiaries from time to time party thereto, the banks from time to time party thereto and U.S. Bank National Association, as administrative agent.
Filed Electronically